EQT REPORTS FOURTH QUARTER AND YEAR-END 2020 RESULTS AND PROVIDES 2021 GUIDANCE
Turning vision into actions

PITTSBURGH, February 17, 2021 -- EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the fourth quarter and year-end 2020, as well as financial and operational guidance for 2021.

Fourth Quarter Highlights:
•Sales volumes of 401 Bcfe
•Total per unit operating costs of $1.30/Mcfe, $0.14 lower than 3Q20 and below guidance
•Net cash provided by operating activities of $406 MM; free cash flow(1) of $109 MM
•Capital expenditures of $266 MM, in-line with guidance
•Well costs of $695/ft. in the PA Marcellus; second sequential quarter below $735/ft. target
•Received $48 MM in federal income tax refunds
•Extinguished $200 MM in 2021 and 2022 senior notes
•Acquired Chevron's Appalachian assets for $735 MM, subject to standard closing adjustments
•Received credit rating upgrade by S&P Global in October 2020
◦Upgraded by Moody's Investor Services in February 2021

Full-Year 2020 Highlights:
•Capital expenditures of $1,079 MM, $694 MM lower than 2019, while delivering flat volumes
•Well costs of $675/ft. in the PA Marcellus, surpassing targets
•Renegotiated gas gathering agreement with Equitrans Midstream Corporation, securing $535 MM of near-term fee relief and substantially reducing long-term fee structure
•Net cash provided by operating activities of $1,538 MM; free cash flow(1) of $325 MM
•Issued $2.25 B in debt instruments to address near-term maturities
•Divested non-strategic assets for $125 MM
•Fully transitioned to e-frac fleets, eliminating over 23 MM gallons of diesel fuel usage annually
•Received $440 MM in accelerated federal income tax refunds

2021 Plan Highlights:
•Sales volumes of 1,620 – 1,700 Bcfe, roughly flat to pro-forma 2020 level
•Capital expenditures of $1.10 - $1.20 B, comprising a 10% improvement in development capital efficiency
•Enhanced combo-development execution: 75% of new 2021 well development
•Free cash flow(1) of $500 - $600 MM; 10-12% free cash flow yield(1)(2)

President and CEO Toby Rice stated, “2020 was likely the most transformative year in EQT's history, one in which we turned vision into actions. We significantly outperformed the financial and operational plan established at the beginning of the year, positioned the company for the long-term by strengthening our balance sheet, and evolved the organization to sustainably create value in any future environment."

Rice continued, “The extension of our digital evolution across the entire organization will bring greater governance, efficiency, and sustainability to our operational and financial performance as we move into 2021. With a world-class team in place, a clearly defined strategy, and an aligned corporate culture, we are set to take EQT to the next level. As we continue this transformational journey, our commitment to the environment and the communities in which we operate will be the heart of our strategy.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2) Free cash flow yield calculated using market capitalization as of February 12, 2021.

Fourth Quarter 2020 Financial and Operational Performance

	Three Months Ended December 31,
($ millions, except average realized price and EPS)	2020	2019	Change
Total sales volume (Bcfe)	401	373	28
Average realized price ($/Mcfe)	$2.30	$2.54	$(0.24)
Net income (loss)	$64	$(1,177)	$1,241
Adjusted net loss (a)	$(5)	$(7)	$2
Adjusted EBITDA (a)	$410	$458	$(48)
Diluted earnings per share (EPS)	$0.23	$(4.61)	$4.84
Adjusted EPS (a)	$(0.02)	$(0.03)	$0.01
Net cash provided by operating activities	$406	$218	$188
Capital expenditures	$266	$355	$(89)
Free cash flow (a)	$109	$148	$(39)
(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net income for fourth quarter 2020 was $64 million, $0.23 per diluted share, compared to net loss for fourth quarter 2019 of $1,177 million, $4.61 per diluted share. The increase was attributable primarily to decreased impairments and increased operating revenues, partly offset by a lower income tax benefit.

Total sales volumes increased by approximately 28 Bcfe compared to the same quarter last year due primarily to sales volumes of 12 Bcfe from the Appalachian Basin assets acquired from Chevron U.S.A. Inc. during the fourth quarter 2020 (Chevron Acquisition).

Net cash provided by operating activities increased by $188 million and free cash flow(1) decreased by $39 million compared to the same quarter last year due primarily to a lower average realized price. Average realized price was 9% lower at $2.30 per Mcfe due primarily to unfavorable differential.

Full Year 2020 Financial and Operational Performance

	Year Ended December 31,
($ millions, except average realized price and EPS)	2020	2019	Change
Total sales volume (Bcfe)	1,498	1,508	(10)
Average realized price ($/Mcfe)	$2.37	$2.69	$(0.32)
Net loss	$(967)	$(1,222)	$255
Adjusted net (loss) income (a)	$(51)	$212	$(263)
Adjusted EBITDA (a)	$1,547	$2,073	$(526)
Diluted earnings per share (EPS)	$(3.71)	$(4.79)	$1.08
Adjusted EPS (a)	$(0.19)	$0.83	$(1.02)
Net cash provided by operating activities	$1,538	$1,852	$(314)
Capital expenditures	$1,079	$1,773	$(694)
Free cash flow (a)	$325	$60	$265

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss for 2020 was $967 million, $3.71 per diluted share, an improvement of $255 million compared to net loss for 2019 of $1,222 million, $4.79 per diluted share. The variance was attributable primarily to decreased impairments, a gain on an exchange of Equitrans Midstream Corporation (Equitrans Midstream) common stock, decreased other operating expenses, decreased depreciation and depletion expense and decreased transportation and processing expense, partly offset by decreased operating revenues, increased interest expense and decreased dividend and other income.

During 2020, EQT made strategic decisions to temporarily curtail production beginning in May and ending in November (the Strategic Production Curtailments) which resulted in a decrease to sales volumes of approximately 46 Bcfe. Sales volumes for 2020 also decreased compared to 2019 by 16 Bcfe as a result of asset divestitures in 2020. These decreases were partly offset by operational efficiencies realized throughout the year from increased production up-time and positively impacted sales volumes as well as an increase of approximately 12 Bcfe due to the Chevron Acquisition.

Net cash provided by operating activities decreased by $314 million and free cash flow(1) increased by $265 million compared to 2019. Despite the impact of the Strategic Production Curtailments and a lower average realized price, free cash flow increased due to a $694 million decrease in capital expenditures. Average realized price was 12% lower at $2.37 per Mcfe, due to lower NYMEX prices and unfavorable differential, partly offset by higher cash settled derivatives.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended December 31,		Year Ended December 31,
Per Unit ($/Mcfe)	2020	2019	2020	2019
Gathering	$0.70	$0.70	$0.71	$0.69
Transmission	0.30	0.40	0.34	0.39
Processing	0.09	0.08	0.09	0.08
Lease operating expenses, excluding production taxes	0.07	0.06	0.07	0.06
Production taxes	0.03	0.04	0.03	0.05
Exploration	—	—	—	—
SG&A	0.11	0.10	0.12	0.11
Total per unit operating costs	$1.30	$1.38	$1.36	$1.38

Production depletion	$0.92	$1.02	$0.92	$1.01
Adjusted interest expense per unit (a)	$0.17	$0.12	$0.17	$0.13

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Liquidity
As of December 31, 2020, the Company had $300 million of credit facility borrowings and $0.8 billion letters of credit outstanding under its $2.5 billion credit facility.

As of December 31, 2020, total debt was $4,925 million and net debt(1) was $4,907 million compared to $5,293 million and $5,288 million, respectively, as of December 31, 2019.

As of February 12, 2021, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's over the counter derivative instruments, midstream services contracts and other contracts. As of February 12, 2021, such amounts could be up to approximately $1.0 billion, inclusive of assurances posted of approximately $0.8 billion of letters of credit and $0.1 billion of surety bonds and cash collateral posted.

OPERATIONAL UPDATE
As previously announced, the Company closed the acquisition of Chevron's upstream and midstream assets located in the Appalachian Basin on November 30, 2020. The acquired assets contributed approximately 12 Bcfe of net production to the fourth quarter 2020. Asset integration processes are in advanced stages and ahead of schedule, with all upstream infrastructure being monitored and managed by the Company's technology platform. There have been no operational issues identified to-date and the Company expects to complete all integration and data migration tasks by the end of the first quarter 2021.

During the fourth quarter 2020, the Company continued to validate the sustainability of its well costs, developing it's PA Marcellus wells for approximately $695 per foot, excluding the impact of targeted reservoir testing performed on 4 wells during the period, aimed at further improving future capital efficiencies. For the full year 2020, the Company's PA Marcellus well costs averaged approximately $675 per foot, which is expected to remain relatively constant going forward. During 2021, the Company will be transitioning more activity to its WV Marcellus assets, with the primary objective of drastically reducing well costs, as it did with its PA Marcellus assets during 2020. Part of the WV well cost transformation will be driven by the installation of a 45 mile mixed-use water system that will serve as the backbone for optimal development efficiencies moving forward, while also reducing environmental impacts and improving long-term operating expenses. The water system is expected to service approximately 1.8 million feet of pay currently on the Company's development schedule, with an extensive inventory of future locations to also benefit from this infrastructure.

In January 2021, the Company successfully deployed a modern enterprise resource planning (ERP) system. This foundational system creates a standard data structure that aligns operations with the back office, by eliminating manual processes that otherwise require human intervention. The implementation aligns with the Company's strategy of leveraging modern technology with automation to become a more efficient operator. This implementation is a precursor to unlocking additional efficiencies at EQT. Paired with the Company's robust digital work environment, this modern ERP system is expected to increase transparency, drive more reliable and timely data-driven decisions, enhance cost control, and provide full visibility into operational costs from budget creation to project execution.

The tables below reflect the Company’s operational activity during the fourth quarter 2020 and planned activity for the first quarter and full-year 2021.

Wells Drilled (SPUD)
	PA Marcellus			WV Marcellus			OH Utica
	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E
Net Wells	—	6	33	6	6	21	—	—	—
Net Avg. Lateral (ft.)	—	15,430	11,630	13,050	15,370	15,100	—	—	—

Wells Horizontally Drilled
	PA Marcellus			WV Marcellus			OH Utica
	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E
Net Wells	25	16	61	3	8	23	—	—	—
Net Avg. Lateral (ft.)	12,280	13,150	12,900	13,190	12,090	12,970	—	—	—

Wells Completed (Frac)
	PA Marcellus			WV Marcellus			OH Utica
	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E
Net Wells	19	16	70	—	6	23	—	5	5
Net Avg. Lateral (ft.)	13,840	11,830	11,970	—	8,160	11,460	—	11,700	11,700

Wells Turned-in-Line (TIL)
	PA Marcellus			WV Marcellus			OH Utica
	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E	4Q20A	1Q21E	FY21E
Net Wells	30	13	76	—	—	17	—	—	5
Net Avg. Lateral (ft.)	11,100	12,180	11,790	—	—	10,900	—	—	11,700

2021 GUIDANCE

Production	Q1 2021	Full-Year 2021
Total sales volume (Bcfe)	405 - 425	1,620 - 1,700
Liquids sales volume, excluding ethane (Mbbls)	3,000 - 3,100	12,000 - 12,200
Ethane sales volume (Mbbls)	1,300 - 1,400	5,650 - 5,850
Total liquids sales volume (Mbbls)	4,300 - 4,400	17,650 - 18,050

Btu uplift (MMbtu / Mcf)	1.050 - 1.060	1.050 - 1.060

Average differential ($ / Mcf)	($0.35) - ($0.25)	($0.60) - ($0.40)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		1 - 2
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering		$0.68 - $0.70
Transmission		$0.30 - $0.32
Processing		$0.10 - $0.12
LOE, excluding production taxes		$0.07 - $0.09
Production taxes		$0.03 - $0.05
SG&A		$0.11 - $0.13
Total per unit operating costs		$1.29 - $1.41

Adjusted interest expense ($ / Mcfe) (a)		$0.15 - $0.16

Financial ($ Billions)
Adjusted EBITDA (a)		$1.850 - $1.950
Adjusted operating cash flow (a)		$1.650 - $1.750
Capital expenditures (b)		$1.100 - $1.200
Free cash flow (a)		$0.500 - $0.600

Based on NYMEX natural gas price of $2.72 per MMbtu as of January 31, 2021.

(a) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2021 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2021 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interests.

Full Year and Fourth Quarter 2020 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of February 12, 2021)
The Company’s total natural gas production NYMEX hedge positions are:

	2021 (a)	2022	2023	2024
Swaps:
Volume (MMDth)	1,082	455	69	2
Average Price ($/Dth)	$2.71	$2.66	$2.48	$2.67
Calls – Net Short:
Volume (MMDth)	407	284	77	15
Average Short Strike Price ($/Dth)	$2.91	$2.89	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	227	135	69	15
Average Long Strike Price ($/Dth)	$2.59	$2.35	$2.40	$2.45
Fixed Price Sales (b)
Volume (MMDth)	72	4	3	—
Average Price ($/Dth)	$2.50	$2.38	$2.38	$—

(a)Full year 2021.
(b)The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2021, 2022, 2023, 2024 and 2025, the Company has natural gas sales agreements for approximately 18 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into transactions to hedge basis, including approximately 50% of its 2021 Appalachian basin exposure. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net (Loss) Income and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net (loss) income is defined as net income (loss), excluding impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net (loss) income divided by diluted weighted average common shares outstanding. Adjusted net (loss) income and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net (loss) income and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net (loss) income and adjusted EPS should not be considered as alternatives to net income (loss) or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net (loss) income and adjusted EPS with net income (loss) and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands, except per share information)
Net income (loss)	$63,678	$(1,176,924)	$(967,176)	$(1,221,695)
Add (deduct):
Impairment/loss on sale/exchange of long-lived assets	(1,992)	1,124,352	100,729	1,138,287
Impairment of intangible and other assets	34,694	—	34,694	15,411
Impairment and expiration of leases	161,192	428,705	306,688	556,424
Gain on derivatives not designated as hedges	(411,534)	(160,682)	(400,214)	(616,634)
Net cash settlements received on derivatives not designated as hedges	83,972	94,490	897,190	246,639
Premiums received for derivatives that settled during the period	1,026	3,065	1,630	19,676
Other operating expenses (a)	17,261	14,659	28,537	199,440
Gain on Equitrans Share Exchange	—	—	(187,223)	—
Loss on investment in Equitrans Midstream Corporation	10,624	60,214	314,468	336,993
Loss on debt extinguishment	4,723	—	25,435	—
Non-cash interest expense (amortization) (b)	7,133	—	21,909	—
Tax impact of non-GAAP items (c)	23,908	(395,052)	(227,401)	(462,193)
Adjusted net (loss) income	$(5,315)	$(7,173)	$(50,734)	$212,348
Diluted weighted average common shares outstanding	272,104	255,384	260,613	255,325
Diluted EPS	$0.23	$(4.61)	$(3.71)	$(4.79)
Adjusted EPS	$(0.02)	$(0.03)	$(0.19)	$0.83

(a)Other operating expenses includes transaction costs, reorganization costs, litigation expense and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

(b)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted net (loss) income for the three and twelve months ended December 31, 2020. Had adjusted net (loss) income been calculated on a consistent basis, it would have been $2.2 million and $8.9 million higher for the three and twelve months ended December 31, 2019, respectively, than the numbers presented herein.

(c)The tax impact of non-GAAP items represents the incremental tax expense that would have been incurred had these items been excluded from net income (loss), which resulted in blended tax rates of 25.7% and 25.2% for the three months ended December 31, 2020 and 2019, respectively, and 19.9% and 24.4% for the years ended December 31, 2020 and 2019, respectively. The 2020 rate differs from the Company's statutory tax rate due primarily to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax benefit, depreciation and depletion, amortization of intangible assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands)
Net income (loss)	$63,678	$(1,176,924)	$(967,176)	$(1,221,695)
Add (deduct):
Interest expense	74,286	45,066	271,200	199,851
Income tax benefit	(2,920)	(366,532)	(298,858)	(375,776)
Depreciation and depletion	371,816	384,226	1,393,465	1,538,745
Amortization of intangible assets	3,573	7,477	26,006	35,916
Impairment/loss on sale/exchange of long-lived assets	(1,992)	1,124,352	100,729	1,138,287
Impairment of intangible and other assets	34,694	—	34,694	15,411
Impairment and expiration of leases	161,192	428,705	306,688	556,424
Gain on derivatives not designated as hedges	(411,534)	(160,682)	(400,214)	(616,634)
Net cash settlements received on derivatives not designated as hedges	83,972	94,490	897,190	246,639
Premiums received for derivatives that settled during the period	1,026	3,065	1,630	19,676
Other operating expenses (a)	17,261	14,659	28,537	199,440
Gain on Equitrans Share Exchange	—	—	(187,223)	—
Loss on investment in Equitrans Midstream Corporation	10,624	60,214	314,468	336,993
Loss on debt extinguishment	4,723	—	25,435	—
Adjusted EBITDA	$410,399	$458,116	$1,546,571	$2,073,277

(a)Other operating expenses includes transaction costs, reorganization costs, litigation expense and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax benefit, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow, Free Cash Flow and Free Cash Flow Yield
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-

based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Free cash flow yield is defined as free cash flow divided by market capitalization. Adjusted operating cash flow, free cash flow and free cash flow yield are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow, free cash flow and free cash flow yield should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Cash Flows to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands)
Net cash provided by operating activities	$406,124	$217,850	$1,537,701	$1,851,704
Decrease (increase) in changes in other assets and liabilities	(35,662)	285,147	(139,178)	(19,536)
Adjusted operating cash flow	$370,462	$502,997	$1,398,523	$1,832,168
Less: capital expenditures	(265,987)	(355,470)	(1,078,788)	(1,772,479)
Add: capital expenditures attributable to noncontrolling interests	4,891	—	4,891	—
Free cash flow	$109,366	$147,527	$324,626	$59,689

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow, free cash flow and free cash flow yield, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the

Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands, unless noted)
Total operating revenues	$1,252,585	$1,011,483	$3,058,843	$4,416,484
Add (deduct):
Gain on derivatives not designated as hedges	(411,534)	(160,682)	(400,214)	(616,634)
Net cash settlements received on derivatives not designated as hedges	83,972	94,490	897,190	246,639
Premiums received for derivatives that settled during the period	1,026	3,065	1,630	19,676
Net marketing services and other	(3,717)	(1,154)	(8,330)	(8,436)
Adjusted operating revenues	$922,332	$947,202	$3,549,119	$4,057,729

Total sales volumes (MMcfe)	400,937	373,489	1,497,792	1,507,896
Average realized price ($/Mcfe)	$2.30	$2.54	$2.37	$2.69

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands, unless noted)
Interest expense	$74,286	$45,066	$271,200	$199,851
Less: Non-cash interest expense (amortization) (a)	7,133	—	21,909	—
Adjusted interest expense	$67,153	$45,066	$249,291	$199,851

Total sales volume (MMcfe)	400,937	373,489	1,497,792	1,507,896
Adjusted interest expense per unit ($/Mcfe)	$0.17	$0.12	$0.17	$0.13

(a)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted interest expense for the three and twelve months ended December 31, 2020. Had adjusted interest expense been calculated on a consistent basis, it would have been $2.2 million and $8.9 million higher for the three and twelve months ended December 31, 2019, respectively, than the numbers presented herein.

The table below reconciles the full-year 2021 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2021
	(Thousands, unless noted)
Interest expense	$280,000	$290,000
Less: Non-cash interest expense (amortization)	30,000	30,000
Adjusted interest expense	$250,000	$260,000

Forecasted sales volume (MMcfe)	1,700,000	1,620,000
Adjusted interest expense per unit ($/Mcfe)	$0.15	$0.16

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, term loan borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Balance Sheets to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

	December 31, 2020	December 31, 2019
	(Thousands)
Current portion of debt	$154,161	$16,204
Credit facility borrowings	300,000	294,000
Term loan facility borrowings	—	999,353
Senior notes (a)	4,371,467	3,878,366
Note payable to EQM Midstream Partners, LP	99,838	105,056
Total debt	4,925,466	5,292,979
Less: Cash and cash equivalents	18,210	4,596
Net debt	$4,907,256	$5,288,383

(a)Senior notes included the convertible senior notes which, at issuance, were recorded in the consolidated financial statements at fair value. The debt discount, which is the excess of the principal amount of $500 million over its fair value at issuance, will be amortized to interest expense over the term of the convertible senior notes, which is approximately 6 years. As of December 31, 2020, the carrying amount of the convertible senior notes was approximately $360 million. See the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and location of wells to be drilled, completed or turned-in-line, the number and type of drilling rigs, the number and type of frac crews, and the availability of capital to complete these plans and programs); the projected scope and timing of the Company’s combo-development projects; estimated reserves and inventory duration; projected production and sales volumes and growth rates (including liquids production and sales volumes and growth rates); natural gas prices, changes in basis and the impact of commodity prices on the Company's business; the Company's ability to reduce its drilling and completions costs, other costs and expenses, and capital expenditures, and the timing of achieving any such reductions; the Company's ability to successfully implement and execute its operational, organizational, technological and ESG initiatives, and achieve the anticipated results of such initiatives; the projected efficiencies resulting from implementing the Company’s modern ERP system; infrastructure projects, including the projected benefits and timing of implementation of the Company’s mixed-use water system; the projected reduction of the Company’s gathering and compression rates resulting from the Company’s new gathering agreement with Equitrans Midstream, and the anticipated cost savings and other strategic benefits associated with the execution of such agreement; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, and the Company's planned use of the proceeds from any such monetization transactions; potential acquisitions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the timing and structure of any additional dispositions of the Company's retained equity interest in Equitrans Midstream, and the planned use of the proceeds from any such dispositions; the amount and timing of any repayments, redemptions or repurchases of the Company’s common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions; whether the Company will reinstitute paying a dividend on its stock, and the timing of such dividends, if at all; projected cash flows, adjusted operating cash flow, free cash flow and free cash flow yield; projected capital expenditures; projected adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company's hedging strategy; and the effects of litigation, government regulation and tax position.

The forward-looking statements included in this new release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company's midstream services from Equitrans Midstream; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; disruptions to the Company's business due to acquisitions and other strategic transactions; and uncertainties related to the severity, magnitude and duration of the COVID-19 pandemic. These and other risks and uncertainties are described under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC, as updated by any subsequent Form 10-Qs, and those set forth in other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$837,334	$849,647	$2,650,299	$3,791,414
Gain on derivatives not designated as hedges	411,534	160,682	400,214	616,634
Net marketing services and other	3,717	1,154	8,330	8,436
Total operating revenues	1,252,585	1,011,483	3,058,843	4,416,484
Operating expenses:
Transportation and processing	437,573	438,580	1,710,734	1,752,752
Production	37,024	36,240	155,403	153,785
Exploration	525	867	5,484	7,223
Selling, general and administrative	44,836	38,444	174,769	170,611
Depreciation and depletion	371,816	384,226	1,393,465	1,538,745
Amortization of intangible assets	3,573	7,477	26,006	35,916
Impairment/loss on sale/exchange of long-lived assets	(1,992)	1,124,352	100,729	1,138,287
Impairment of intangible and other assets	34,694	—	34,694	15,411
Impairment and expiration of leases	161,192	428,705	306,688	556,424
Other operating expenses	17,261	14,659	28,537	199,440
Total operating expenses	1,106,502	2,473,550	3,936,509	5,568,594
Operating income (loss)	146,083	(1,462,067)	(877,666)	(1,152,110)
Gain on Equitrans Share Exchange	—	—	(187,223)	—
Loss on investment in Equitrans Midstream Corporation	10,624	60,214	314,468	336,993
Dividend and other income	(4,308)	(23,891)	(35,512)	(91,483)
Loss on debt extinguishment	4,723	—	25,435	—
Interest expense	74,286	45,066	271,200	199,851
Income (loss) before income taxes	60,758	(1,543,456)	(1,266,034)	(1,597,471)
Income tax benefit	(2,920)	(366,532)	(298,858)	(375,776)
Net income (loss)	63,678	(1,176,924)	(967,176)	(1,221,695)
Less: Net loss attributable to noncontrolling interest	(10)	—	(10)	—
Net income (loss) attributable to EQT Corporation	$63,688	$(1,176,924)	$(967,166)	$(1,221,695)

Earnings (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	272,104	255,384	260,613	255,141
Net income (loss)	$0.23	$(4.61)	$(3.71)	$(4.79)

Diluted:
Weighted average common stock outstanding	273,845	255,384	260,613	255,141
Net income (loss)	$0.23	$(4.61)	$(3.71)	$(4.79)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	375,648	357,172	1,418,774	1,435,134
NYMEX price ($/MMBtu) (a)	$2.67	$2.50	$2.09	$2.63
Btu uplift	0.15	0.14	0.11	0.13
Natural gas price ($/Mcf)	$2.82	$2.64	$2.20	$2.76
Basis ($/Mcf) (b)	$(0.79)	$(0.41)	$(0.47)	$(0.28)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	0.13	(0.02)	0.05	(0.04)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.66)	$(0.43)	$(0.42)	$(0.32)
Average adjusted price ($/Mcf)	$2.16	$2.21	$1.78	$2.44
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.09	0.28	0.59	0.21
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.25	$2.49	$2.37	$2.65
Natural gas sales, including cash settled derivatives	$846,455	$889,086	$3,359,583	$3,805,977

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (c)	12,649	9,723	44,702	44,082
Sales volume (Mbbl)	2,109	1,622	7,451	7,348
Price ($/Bbl)	$28.57	$25.84	$20.51	$23.63
Cash settled derivatives (not designated as hedges) ($/Bbl)	—	0.27	(0.12)	2.19
Average NGLs price, including cash settled derivatives ($/Bbl)	$28.57	$26.11	$20.39	$25.82
NGLs sales	$60,229	$42,326	$151,877	$189,718
Ethane:
Sales volume (MMcfe) (c)	10,949	5,509	29,489	23,748
Sales volume (Mbbl)	1,824	917	4,914	3,957
Price ($/Bbl)	$3.70	$5.56	$3.48	$6.16
Cash settled derivatives (not designated as hedges) ($/Bbl)	—	4.40	—	1.02
Average Ethane price, including cash settled derivatives ($/Bbl)	$3.70	$9.96	$3.48	$7.18
Ethane sales	$6,746	$9,141	$17,085	$28,414
Oil:
Sales volume (MMcfe) (c)	1,691	1,085	4,827	4,932
Sales volume (Mbbl)	281	181	804	822
Price ($/Bbl)	$31.61	$36.76	$25.57	$40.90
Oil sales	$8,902	$6,649	$20,574	$33,620

Total liquids sales volume (MMcfe) (c)	25,289	16,317	79,018	72,762
Total liquids sales volume (Mbbl)	4,214	2,720	13,169	12,127
Total liquids sales	$75,877	$58,116	$189,536	$251,752

TOTAL
Total natural gas & liquids sales, including cash settled derivatives (d)	$922,332	$947,202	$3,549,119	$4,057,729
Total sales volume (MMcfe)	400,937	373,489	1,497,792	1,507,896
Average realized price ($/Mcfe)	$2.30	$2.54	$2.37	$2.69

(a) The Company's volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu)) was $2.66 and $2.50 for the three months ended December 31, 2020 and 2019, respectively, and $2.08 and $2.63 for the years ended December 31, 2020 and 2019, respectively.
(b) Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c) NGLs, ethane and oil were converted to Mcfe at the rate of six Mcfe per barrel.
(d) Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.